Exhibit 99.1

Form 4 Joint Filer Information

Name:	Diversifax, Inc.

Address:	4274 Independence Court
Sarasota, Florida 34234

Designated Filer:	Irwin A. Horowitz

Issuer and Ticker Symbol:	Evolve One, Inc. (EVLO)

Date of Event Requiring Statement:	April 28, 2006

Signature:	Diversifax, Inc.
By: /s/ Irwin A. Horowitz
Irwin A. Horowitz, President